Filed Pursuant to Rule 433
Registration File No. 333-200421
November 24, 2014

KINDER MORGAN, INC.
Pricing Term Sheet

$500,000,000 2.000% Senior Notes due 2017

$1,500,000,000 3.050% Senior Notes due 2019

$1,500,000,000 4.300% Senior Notes due 2025

$750,000,000 5.300% Senior Notes due 2034

$1,750,000,000 5.550% Senior Notes due 2045

Issuer:	Kinder Morgan, Inc.
Ratings: (Moody’s / S&P / Fitch)*	Baa3 / BBB- / BBB-
Ratings Outlooks: (Moody’s / S&P / Fitch)*	Stable / Stable / Stable
Security Type:	Senior Notes
Pricing Date:	November 24, 2014
Settlement Date (T+2):	November 26, 2014
Interest Payment Dates:	June 1 and December 1, commencing June 1, 2015

	2.000% Senior Notes due 2017	3.050% Senior Notes due 2019	4.300% Senior Notes due 2025	5.300% Senior Notes due 2034	5.550% Senior Notes due 2045
Maturity Date:	December 1, 2017	December 1, 2019	June 1, 2025	December 1, 2034	June 1, 2045
Principal Amount:	$500,000,000	$1,500,000,000	$1,500,000,000	$750,000,000	$1,750,000,000
Benchmark Treasury:	0.875% due November 15, 2017	1.50% due October 31, 2019	2.25% due November 15, 2024	3.125% due August 15, 2044	3.125% due August 15, 2044
Benchmark Treasury Price / Yield:	99-26 / 0.939%	99-17 ¾ / 1.594%	99-18+ / 2.298%	101-31+ / 3.023%	101-31+ / 3.023%
Spread to Benchmark Treasury:	110 bps	150 bps	205 bps	230 bps	255 bps

Yield to Maturity:	2.039%	3.094%	4.348%	5.323%	5.573%

Coupon:	2.000%	3.050%	4.300%	5.300%	5.550%

Price to the Public:	99.886%	99.797%	99.598%	99.718%	99.663%

Optional Redemption:

At any time prior to December 1, 2017, we may redeem all or a part of the notes at a price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date, and a make-whole premium of T + 20 bps.

At any time prior to November 1, 2019, we may redeem all or a part of the notes at a price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date, and a make-whole premium of T + 25 bps.

On or after November 1, 2019, we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

At any time prior to March 1, 2025, we may redeem all or a part of the notes at a price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date, and a make-whole premium of T + 35 bps.

On or after March 1, 2025, we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

At any time prior to

June 1, 2034, we may redeem all or a part of the notes at a price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date, and a make-whole premium of T + 35 bps.

On or after June 1, 2034, we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

At any time prior to December 1, 2044, we may redeem all or a part of the notes at a price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date, and a make-whole premium of T + 40 bps.

On or after December 1, 2044, we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

CUSIP / ISIN:	49456B AD3/ US49456BAD38	49456B AE1/ US49456BAE11	49456B AF8/ US49456BAF85	49456B AG6/ US49456BAG68	49456B AH4/ US49456BAH42

Joint Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

Wells Fargo Securities, LLC

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Mitsubishi UFJ Securities (USA), Inc. RBC Capital Markets, LLC RBS Securities Inc. Scotia Capital (USA) Inc.

Co-Managers:

CIBC World Markets Corp.

Credit Agricole Securities (USA) Inc.

DNB Markets, Inc.

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

SG Americas Securities, LLC

SunTrust Robinson Humphrey, Inc.

UBS Securities LLC

* Note: The ratings of a security are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.